HALLIBURTON
                                                             HALLIBURTON ENERGY
  SERVICES 410 17th Street, Suite 900/Denver, CO 80202/
           Tel:303-899-4700/Fax:303-573-7856

September 18, 1996


David Pierce
FX Energy, Inc.
3006 Highland Drive, Suite 206
Salt Lake City, UT 84106


Dear Mr. Pierce:

We hereby consent to the use of our name in the registration on form S-3 to be filed by FX Energy, Inc., file number 333-8557 as having completed a detailed log analysis of the Gladysze #1 and Gladysze #2 wells and having reported that both wells appear to have encountered movable hydrocarbons, with eight percent or more effective porosity and calculated water saturations of less than 30%. This was based on the available log data. We hereby consent to being named as experts in such registration statement.


Halliburton Energy Services does not guarantee the accuracy of any interpretation of the log data which may be given by Halliburton personnel. Any user of such data,interpretations or recommendations agrees that Halliburton is not responsible except where due to gross negligence or willful misconduct for any loss, damages, or expenses resulting from the use thereof.

Sincerely,

/s/ Michael J. Mullen

Michael J. Mullen, P.E.
Technical Advisor